AEP Industries Inc. Reports Fiscal 2012 First Quarter Results

SOUTH HACKENSACK, N.J., March 12, 2012 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2012.

Net sales for the first quarter of fiscal 2012 increased $50.0 million, or 23%, to $267.7 million from $217.7 million for the first quarter of fiscal 2011. The increase was the result of an increase in average selling prices primarily attributable to the pass-through of higher resin costs to customers during the comparable periods, combined with a 5% increase in sales volume excluding Webster. The acquisition of Webster added $29.7 million in net sales and 19.4 million pounds sold during the first quarter of fiscal 2012.

Gross profit for the first quarter of fiscal 2012 was $34.7 million, an increase of $5.1 million, or 17.4 percent, compared to the comparable period in the prior fiscal year. The Company experienced a $3.3 million increase in the LIFO reserve during the first quarter of 2012 versus a $4.1 million increase in the LIFO reserve during the first quarter of 2011. Excluding the impact of the LIFO reserve change during the periods and $2.4 million in gross profit contributed from Webster, gross profit increased $1.9 million primarily due to increased sales volumes and improved plant utilization.

Operating expenses for the first quarter of fiscal 2012 were $29.3 million, an increase of $4.8 million, or 19.6%, compared to the comparable period in the prior fiscal year. Webster incurred $3.6 million in operating expenses in the first quarter of fiscal 2012. Without the Webster impact, operating expenses increased $1.2 million, primarily due to acquisition-related fees associated with the Webster acquisition, an increase in selling and freight costs as a result of more volume sold and an increase in share-based compensation costs associated with the Company's stock options and performance units.

"We are pleased to begin fiscal 2012 by continuing the momentum and growth that we experienced in fiscal 2011," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "Our first quarter in 2012 also marked the first full quarter including Webster in our financial results, which was a significant contributor to net sales and volume growth. Once the integration is complete we believe we will achieve significant cost savings throughout the combined organization. In the near-term, the run rate of our operating expenses has increased and we expect it will remain at this increased level through the remainder of fiscal 2012. Overall, our core business continues to deliver strong results, and we believe the addition of Webster will continue to solidify AEP's competitive position in the private-label plastics market. We are confident that AEP is well-positioned for continued success."

Interest expense for the three months ended January 31, 2012 increased $1.0 million as compared to the prior year period, resulting primarily from higher borrowings and interest rates payable under the Company's new 8.25% Senior Notes due 2019.

Net income for the three months ended January 31, 2012 was $0.4 million, or $0.06 per diluted share, as compared to net income of $1.1 million, or $0.17 per diluted share, for the three months ended January 31, 2011.

Adjusted EBITDA (defined below) was $15.3 million in the current quarter as compared to $15.1 million for the three months ended January 31, 2011.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2012	Fiscal 2011
	(in thousands)	(in thousands)

Net income	$ 354	$ 1,065
Provision for taxes	281	242
Interest expense	4,837	3,813
Depreciation and amortization expense	5,691	5,368
Increase in LIFO reserve	3,293	4,087
Other non-operating income	(85)	(107)
Non-cash share-based compensation	879	669
Adjusted EBITDA	$ 15,250	$ 15,137

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 13, 2012, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 54366102. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2011 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
	For the Three Months Ended January 31,
	2012	2011
NET SALES	$267,664	$217,727
COST OF SALES	233,010	188,217
Gross profit	34,654	29,510
OPERATING EXPENSES:
Delivery	12,487	10,293
Selling	9,794	8,711
General and administrative	6,986	5,471
Total operating expenses	29,267	24,475
OTHER OPERATING EXPENSE:
Loss on sales of property, plant and equipment, net	—	(22)
Operating income	5,387	5,013
OTHER INCOME (EXPENSE):
Interest expense	(4,837)	(3,813)
Other, net	85	107
Income before provision for income taxes	635	1,307
PROVISION FOR INCOME TAXES	(281)	(242)
Net income	$354	$1,065

BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$0.06	$0.17
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$0.06	$0.17

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com